UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-A/A
Amendment No. 1 to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THQ INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3541686
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

29903 Agoura Road, Agoura Hills, CA	91301
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NASDAQ Global Select Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by THQ Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on May 13, 2010 (the “Form 8-A”).

Item 1.        Description of Registrant's Securities to be Registered.
Reference is hereby made to the Form 8-A relating to the Rights Agreement, dated as of May 12, 2010, between the Company and Computershare Trust Company, N.A., as rights agent (as filed as Exhibit 4.1 to the Form 8-A). The Form 8-A is hereby incorporated by reference herein.
On February 18, 2011, the Company entered into an amendment (the “Amendment”) to the Rights Agreement, with Computershare Trust Company, N.A., as rights agent.
The following is a summary of the Amendment and certain provisions of the Rights Agreement, as amended. This summary is intended to provide a general description only and is qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 4.2, and is incorporated herein by reference, and the full text of the Rights Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement, as amended.

Prior to the Amendment, the definition of “Acquiring Person” in the Rights Agreement provided that any Person with Beneficial Ownership of 4.9% or more of the Company's outstanding common stock as of the close of business on May 12, 2010 would not trigger the Rights Agreement until such Person acquired additional shares of common stock representing one-tenth of one percent (0.1%) of the Company's then-outstanding common stock while still beneficially owning 4.9% or more of the Company's then-outstanding common stock. The Amendment changes the definition of Acquiring Person such that all references therein to one-tenth of one percent (0.1%) are replaced with three-tenths of one percent (0.3%).

Item 2.        Exhibits.

Exhibit No.	Title
4.1
Rights Agreement, dated as of May 12, 2010, by and between THQ Inc. and Computershare Trust Company, N.A., as rights agent (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 13, 2010).

4.2*	Amendment to the Rights Agreement, dated February 18, 2011, by and between THQ Inc. and Computershare Trust Company, N.A., as rights agent.

*    Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 24, 2011	THQ INC.

	By:	/s/ Paul J. Pucino
Paul J. Pucino
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Title
4.1
Rights Agreement, dated as of May 12, 2010, by and between THQ Inc. and Computershare Trust Company, N.A., as rights agent (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 13, 2010).

4.2*	Amendment to the Rights Agreement, dated February 18, 2011, by and between THQ Inc. and Computershare Trust Company, N.A., as rights agent.

*    Filed herewith

4